Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Schrödinger, Inc.

We consent to the use of our report dated March 4, 2021, with respect to the consolidated balance sheets of Schrödinger, Inc. as of December 31, 2020 and 2019 and the related consolidated statements of operations, comprehensive loss, convertible preferred stock and stockholders’ equity (deficit), and cash flows for the years then ended, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Portland, Oregon

March 4, 2021